Document is copied.
                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

   Romie                              Krickbaum
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

   708 Hillcrest
--------------------------------------------------------------------------------
   (Street)

  Cedar Hill,                          TX                   75104
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

--------------------------------------------------------------------------------
2.   Date of Event Requiring Statement

(Month/Day/Year)      11/20/99
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


--------------------------------------------------------------------------------
4.   Issuer Name and Ticker or Trading Symbol

     Shopathomekids.com, Inc.
--------------------------------------------------------------------------------
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

               Director
--------------------------------------------------------------------------------
6.   If Amendment, Date of Original (Month/Day/Year)

     N/A
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person








================================================================================
               Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

--------------------------------------------------------------------------------

                                        3. Ownership Form:
1. Title of Security     2. Amount of       Direct (D)
 Beneficially Owned       Securities         or              4. Nature of
                                           Indirect (I)        Indirect

--------------------------------------------------------------------------------

    (Instr. 4)            (Instr. 4)         (Instr. 5)       (Instr. 4)
--------------------------------------------------------------------------------
    COMMON STOCK           3,003,000             D
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


-------------------------------------------------------------------------------



--------------------------------------------------------------------------------
If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            Explanation of Responses:






        /s/ Romie Krickbaum                                    02/23/2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.